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                                                                    EXHIBIT 99.1


                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT (this "Agreement") is entered into as of May 10, 1999 by and between Virtual Technology Corporation, a Minnesota corporation ("VTC" or the "Company"), and Donna Miller (the "Consultant").

                                R E C I T A L S:

     A. VTC is a public company whose Common Stock, no par value, is quoted on the OTC Bulletin Board. VTC is in the business of selling computers and computer-related equipment on the Internet and through wholesale distribution.

     B. VTC wishes to engage the Consultant on a nonexclusive basis as an independent contractor to utilize Consultant's services to further develop and refine its strategic marketing plans.

     NOW, THEREFORE, it is mutually agreed by and between the parties as follows:

1. ENGAGEMENT. VTC hereby retains and engages the Consultant to evaluate and assist in the development of strategic marketing plans as described in more detail in Section 2 below (the "Consulting Services"), and the Consultant agrees to perform the Consulting Services subject to the terms and conditions of this Agreement.

2. CONSULTING SERVICES. The consulting services contemplated by this Agreement (the "Consulting Services") shall consist of:

(a) reviewing and evaluating VTC's current business plan and remaining knowledgeable about the contents thereof;

(b) working with VTC's management to develop and prepare a detailed strategic co-branding and/or partnership marketing plan with one or more Internet marketing organizations and/or major credit card issuers;

(c) working with VTC's management to periodically revise the VTC strategic marketing plan as required during the term of this Agreement; and

(d)  providing introductions to computer/computer resale industry contacts.

3. DUTIES EXPRESSLY EXCLUDED. This Agreement expressly excludes the Consultant from providing any and all capital formation and/or public relations services to the Company inclusive of, but not limited to: (i) direct or indirect promotion of, or maintaining of a market in, the Company's securities, (ii) assistance in obtaining debt and/or equity financing or any other capital-raising transactions or (iii) investor relations or shareholder communications services.


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4.   CONSIDERATION. In consideration of the performance by the Consultant of the
Consulting Services, VTC will issue to the Consultant 400,000 shares of VTC's Common Stock (the "Shares") for a total consideration of $2,000,000. In addition, if during the Term hereof, the Consultant secures an affiliate marketing relationship acceptable to VTC with VISA International, Inc. ("VISA"), then as a bonus for services rendered, VTC shall, within 30 days after entering into any such agreement with VISA, issue to the Consultant an additional 100,000 Shares (the "Bonus Shares"). In the event that the Consultant does not completely perform the Consulting Services (for any reason including the death or incapacity of the Consultant), then for each month that the Consultant does not perform the Consulting Services, one-twelfth (1/12th) of the Shares (including any Bonus Shares outstanding at such time and in any case as adjusted for stock splits, reverse stock splits, stock dividends or distributions or other reclassifications of VTC's Common Stock) shall be returned to VTC and canceled. The Consultant agrees to purchase Shares in the open market, if necessary, to fulfill such obligation to return Shares to VTC.

     The initial 400,000 Shares will be issued as soon as practicable following execution of this Agreement and the filing of a registration statement under the Securities Act of 1933, as amended, on Form S-8 covering the original issuance of such Shares. In the event that the Consultant earns the Bonus Shares during the Term hereof, VTC agrees to use its best efforts to file a registration statement on Form S-8 covering the original issuance of such Shares.

5. EXPENSES. Consultant shall bear her out-of-pocket costs and expenses incident to performing the Consulting Services, without a right of reimbursement by VTC.

6. TERM. The term of this Agreement is one year, commencing on the date hereof (the "Term"). This Agreement may be terminated prior to the end of the Term upon the mutual written agreement of the parties or in the event the Consultant is in default (as defined below) in the performance of the Consulting Services, which default is not cured within a reasonable time following written notice thereof from VTC. A "default" occurs when, in VTC's sole and exclusive judgment, the Consultant is not satisfactorily performing the Consulting Services.

7. CONSULTANT'S LIABILITY. In the absence of gross negligence or willful misconduct on the part of the Consultant or the Consultant's breach of any term of this Agreement, the Consultant shall not be liable to the Company, or to any officer, director, employee, shareholder or creditor of the Company, for any act or omission in the course of or in connection with the rendering or providing of services hereunder. Except in those cases where gross negligence or willful misconduct of the Consultant or the breach by the Consultant of any terms of this Agreement is alleged and proven, the Company agrees to defend, indemnify, and hold the Consultant harmless from and against any and all reasonable costs, expenses and liability (including reasonable attorneys' fees paid in the defense of the Consultant) which may in any way result from services rendered by the Consultant pursuant to or in connection with this Agreement. This indemnification expressly excludes any and all damages as a result of any actions taken or omissions or statements made by the Consultant without the prior approval or authorization of the Company or which are otherwise in violation of applicable law.

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8.   COMPANY'S LIABILITY. The Consultant agrees to defend, indemnify, and hold the Company and its officers, directors, employees and shareholders harmless from and against any and all reasonable costs, expenses and liability (including reasonable attorneys' fees paid in defense of the Company and/or its officers, directors, employees and/or shareholders) which may in any way result pursuant to her gross negligence or willful misconduct or in any connection with any actions taken or omissions or statements made without the prior approval or authorization of the Company or which are otherwise in violation of applicable law.

9. CONSULTANT'S REPRESENTATIONS. The Consultant makes the following representations:

(a) The Consultant has no prior or existing legally binding obligations that are in conflict with her entering into this Agreement;

(b) The Consultant shall not offer or make payment of any consideration to brokers, dealers, or others for purposes of inducing the purchase, making of a market or recommendation for the purchase of the Company's securities;

(c) The Consultant is not currently the subject of an investigation or inquiry by the Securities and Exchange Commission, the NASD or any state securities commission;

(d) The Consultant's activities and operations fully comply with now and will comply with in the future all applicable state and federal securities laws and regulations;

(e) The Consultant is either properly registered as, or exempt from registration, a broker-dealer or an investment advisor;

(f) The Consultant understands that, as a result of her services, she may come to possess material non-public information about the Company, and she has implemented internal control procedures designed to reasonably to insure that neither she nor any of her employees, agents, consultants or affiliates trade in the securities of the Company while in possession of material non-public information;

(g) During the Term of this Agreement and for a period of five years thereafter, the Consultant shall treat as the Company's confidential trade secrets all data, information, ideas, knowledge and papers pertaining to the affairs of the Company. Without limiting the generality of the foregoing, such trade secrets shall include, without limitation: the Company's business and marketing plans; the identity of the Company's customers, suppliers and prospective customers and suppliers; the identity of the Company's marketing partners; the identity of the Company's creditors and other sources of financing; the Company's estimating and costing procedure and the cost and gross prices charged by the Company for its products; the prices or other consideration charged to or required of the Company by any of the suppliers or potential suppliers; and the Company's sales and promotional policies. The Consultant shall not reveal such trade secrets to others except in the proper exercise of her duties for the Company, or use her knowledge thereof in any way that would be detrimental to the interest of the Company unless compelled to disclose such information

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by judicial or administrative process. Despite the above, the divulging of information shall not be a breach of this Agreement to the extent that such information was (i) previously known by the party to which it is divulged, (ii) already in the public domain, all through no fault of the Consultant, or (iii) required to be disclosed by the Consultant pursuant to judicial or governmental order (as to which case, the Consultant shall promptly notify VTC of any request for information so that VTC can determine whether to seek a protective order as to such information). The Consultant shall also treat all information pertaining to the affairs of the Company's suppliers and customers and prospective customers and suppliers as confidential trade secrets of such customers and suppliers and prospective customers and suppliers; and

(h) The Consultant agrees to notify the Company immediately if, at any time, any of the representations and warranties made by the Consultant herein are no longer true and correct or if a breach of any of the representations and warranties made by the Consultant herein occurs.

10.  COMPANY REPRESENTATIONS. The Company makes the following representations:

(a) The Company is in good standing in under the laws of the State of Minnesota.

(b) The issuance of the Shares has been authorized by VTC's Board of Directors and, when issued, will be fully paid and nonassessable.

11. ENTIRETY OF AGREEMENT. This Agreement sets forth the entire understanding of the parties with respect to the matters contemplated hereby. Any and all previous agreements and understandings between or among the parties of any kind, whether written or oral, are superseded by this Agreement. This Agreement shall not be amended or modified except by written instrument duly executed by each of the parties.

12. ASSIGNMENT AND BINDING EFFECT. This Agreement may not be assigned without the prior written consent of the other party.

13. WAIVER. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

14. NOTICES. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by facsimile, or by registered or certified mail, postage prepaid, as follows:

         If to VTC to:

         Virtual Technology Corporation
         3100 West Lake Street, Suite 400
         Minneapolis, Minnesota  55416

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         If to Consultant, to:

         Donna Miller
         15303 Pembrooke Point
         Naples, Florida  34110

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communications will be deemed to have been given as of the date so delivered, telephoned or mailed.

15. GOVERNING LAW. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Minnesota, exclusive of its conflict of laws rules.

16. NO BENEFIT TO OTHERS. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto.

17. SEVERABILITY. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

18. HEADINGS. The headings of this Agreement are inserted solely for the convenience of reference and are not part of, and are not intended to govern, limit or aid in the construction of any term or provision hereof.

19. FURTHER ACTS. Each party agrees to perform any further acts and execute and deliver any further documents that may be reasonably necessary to carry out the provisions and intent of this Agreement.

20. ACKNOWLEDGMENT CONCERNING COUNSEL. Each party acknowledges that it had the opportunity to employ separate and independent counsel of its own choosing in connection with this Agreement.

21. INDEPENDENT CONTRACTOR STATUS. There is no relationship, partnership, agency, employment, franchise or joint venture between the parties. The parties have no authority to bind the other or incur any obligations on their behalf.

22. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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     IN WITNESS WHEREOF, the undersigned have hereunto affixed their signatures.

VIRTUAL TECHNOLOGY CORPORATION                  CONSULTANT



By /s/ KENNETH ISRAEL                           /s/ DONNA MILLER
   ----------------------------                 ------------------------------
   Kenneth Israel, Chairman                     Donna Miller


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